FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Hires VP of New Business Development and Contract Manufacturing and

Announces New Appointment to Board of Directors

BAUDETTE, Minnesota (July 16, 2013) – BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced that it has hired Robert Schrepfer as Vice President of New Business Development and Contract Manufacturing, with an effective start date of August 12, 2013. As a result of this hiring, Mr. Schrepfer has resigned his position on BioSante’s Board of Directors. BioSante’s Board of Directors also appointed Daniel Raynor of The Argentum Group to the Board, effective July 12, 2013.

Mr. Schrepfer had been a member of the Board of Directors of ANIP Acquisition Company d/b/a ANI Pharmaceuticals, Inc. (“ANI”) since 2010 and became a Director of BioSante upon the recently completed merger of ANI into a wholly-owned subsidiary of BioSante. Prior to joining BioSante, Mr. Schrepfer served as Managing Director and Assistant Portfolio Manager at Healthcare Value Capital, a healthcare investment firm, since 2005. Previously, Mr. Schrepfer was Vice President, Equity Research covering the Major and Specialty Pharmaceuticals sector at Bear Stearns & Cos, Inc. Mr. Schrepfer is a Member of the Health Sector Advisory Council at Duke University where he earned his MBA in Finance and Health Sector Management.

"We are excited to welcome Rob to our management team", stated Arthur S. Przybyl, President and CEO. "Over the last several years, Rob has been instrumental in identifying product and business opportunities as a member of our Board of Directors. He is familiar with our strategic objectives and we look forward to his continued contributions. As our Vice President of New Business Development and Contract Manufacturing, Rob will be responsible for identifying and advancing our product pipeline and contract manufacturing opportunities."

"With a solid balance sheet and a strong base business, BioSante is well positioned to leverage its unique assets. It is clearly an exciting time to join the Company" said Mr. Schrepfer. "I look forward to working with BioSante's talented team to expand both our marketed product portfolio and contract manufacturing revenues with the goal of driving shareholder value."

Mr. Raynor is a Managing Partner of The Argentum Group, a private equity firm he co-founded in 1988. Argentum, which originally invested in ANI in 2006, acquired its current 6% ownership stake in BioSante through ANI’s recently completed merger into BioSante. Mr. Raynor has more than 20 years of private equity experience during which time he has led over 30 investments for Argentum and served on the board of 28 companies. Mr. Raynor received a B.S. in economics from The Wharton School, University of Pennsylvania.

210 Main Street West, Baudette, MN 56623 ● Phone (218) 634-3500 ● Fax (218) 634-3540

Toll-Free (800) 434-1121

"Dan's valuable experience in healthcare was a welcomed resource when Dan was an observer to the Board at ANI. We look forward to his continued contributions as a new member of our Board," stated Mr. Przybyl. “I am excited to be joining the BioSante Board of Directors and working with its management team to continue to develop value. The transition to a public company provides ANI with more opportunity to build its product portfolio and capitalize on its world-class manufacturing capabilities,” stated Mr. Raynor.

About BioSante and ANI

BioSante Pharmaceuticals is an integrated specialty branded and generic pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals through its wholly-owned subsidiary, ANI. In two facilities with combined manufacturing, packaging and laboratory capacity totaling 173,000 square feet, ANI manufactures oral solid dose products, as well as liquids and topicals, including narcotics and those that must be manufactured in a fully contained environment due to their potency and/or toxicity. ANI also performs contract manufacturing for other pharmaceutical companies. Over the last two years ANI has launched three new products and has eleven products in development. ANI’s targeted areas of product development include narcotics, anti-cancers and hormones (potent compounds), and extended release niche generic product opportunities. BioSante’s other products include an FDA-approved testosterone gel, which is licensed to Teva Pharmaceuticals USA. For more information please visit our websites, www.biosantepharma.com and www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the potential benefits of the merger, the combined company’s plans, objectives, expectations and intentions with respect to future operations and products, the anticipated financial position, operating results and growth prospects of the combined company and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the combined company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others, the risk that the proposed reverse stock split will not result in a sustained increase in the per share market price for the common stock for the minimum period necessary to permit BioSante to comply with the minimum bid price requirement, or that NASDAQ may not grant the Company's request for initial listing. Any of these events could cause Biosante´s common stock to be delisted from the NASDAQ Global Market. Uncertainties and risks also include, among others, the failure to realize the anticipated benefits from the merger or delay in realization thereof, that the businesses of BioSante and ANI may not be combined successfully, or that such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; general business and economic conditions; the combined company’s need for and ability to obtain additional financing; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of the combined company’s licensees or sublicensees. More detailed information on these and additional factors that could affect the combined company’s actual results are described in BioSante’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as BioSante’s proxy statement/prospectus, filed with the Securities and Exchange Commission on May 8, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on the combined company’s current beliefs and expectations. BioSante and ANI undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

210 Main Street West, Baudette, MN 56623 ● Phone (218) 634-3500 ● Fax (218) 634-3540

Toll-Free (800) 434-1121

For more information about BioSante and ANI, please contact:

Arthur S. Przybyl

(218) 634-3608

arthur.przybyl@anipharmaceuticals.com

aprzybyl@biosantepharma.com

210 Main Street West, Baudette, MN 56623 ● Phone (218) 634-3500 ● Fax (218) 634-3540

Toll-Free (800) 434-1121